UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: December 29, 2016
(Date of earliest event reported)
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Papa Murphy’s Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or Other Jurisdiction of Incorporation or Organization)	001-36432 (Commission File Number)	27-2349094 (IRS Employer Identification No.)

8000 NE Parkway Drive, Suite 350 Vancouver, WA (Address of principal executive offices)	98662 (Zip Code)

(360) 260-7272
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of Jean M. Birch as President and Chief Executive Officer
The Board of Directors (the “Board”) of Papa Murphy’s Holdings, Inc. (the “Company”) has unanimously appointed Jean M. Birch, age 57, as President and Chief Executive Officer of the Company, effective immediately upon the resignation of Ken Calwell from his position as President and Chief Executive Officer of the Company on December 29, 2016. In addition to serving as President and Chief Executive Officer, Ms. Birch will continue to serve as the Chair of the Board, but will resign from her positions as the Chair of the Nominating and Corporate Governance Committee of the Board and as a member of the Audit Committee of the Board. The Company’s press release announcing Ms. Birch’s appointment as President and Chief Executive Officer is attached hereto as Exhibit 99.1.
Ms. Birch has served as Chair of the Board since September 2016 and as a member of the Board since April 2015. Ms. Birch also serves as the Chief Executive Officer and President of Birch Company, LLC. Prior to that, Ms. Birch served as President of IHOP Restaurants, Inc., a division of DineEquity, Inc., where she repositioned and focused IHOP’s brand and launched a new marketing campaign and innovative culinary strategy to include health and wellness. Prior to that, Ms. Birch was an independent restaurant and hospitality consultant at Birch Company, LLC., from 2007 to June 2009.
In connection with Ms. Birch's appointment as President and Chief Executive Officer, Ms. Birch will receive a monthly base salary of $42,917 and quarterly grants of stock options to purchase 9,000 shares of the Company’s common stock for each of the first two quarters of fiscal year 2017 (provided that she is serving as President and Chief Executive Officer at that time). Ms. Birch will also continue to receive compensation with respect to her service as a director and Chair of the Board, consisting of annual cash retainers of $60,000 and annual awards of 6,000 shares of restricted stock.
There are (i) no arrangements or understandings between Ms. Birch and any other persons pursuant to which Ms. Birch was appointed as an officer of the Company, (ii) no family relationships between Ms. Birch and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer and (iii) no other plans, contracts or arrangements to which Ms. Birch is a party or in which she participates that was entered into in connection with Ms. Birch’s appointment as President and Chief Executive Officer.
Resignation of Ken Calwell
On December 29, 2016, Mr. Calwell officially tendered his resignation from his position as President and Chief Executive Officer of the Company and as a member of the Board, effective immediately, in order to pursue other interests. Mr. Calwell also resigned from all other positions he held with the Company and its affiliates. The Company’s press release announcing Mr. Calwell’s departure is attached hereto as Exhibit 99.1.
In connection with Mr. Calwell's departure, Mr. Calwell and the Company entered into an executive separation agreement and release (the "Separation Agreement"), which will be effective January 7, 2017 (the “Effective Date”), so long as Mr. Calwell does not exercise his right of revocation prior to the Effective Date. The Separation Agreement provides that Mr. Calwell will receive the following compensation and benefits, among other things, subject to Mr. Calwell’s compliance with the terms and conditions of the Separation Agreement:

•	Base salary and continued health care coverage through February 27, 2017 (the “Separation Date”).

•	Base salary for a period of 16 months following the Separation Date.

•	Reimbursement of COBRA premiums to continue medical coverage through earlier of December 31, 2017 or when Mr. Calwell becomes eligible for medical coverage with a new employer.
In addition, in exchange for Mr. Calwell’s agreement to the cancellation on the Effective Date of outstanding stock options to purchase 372,965 shares of the Company’s common stock, the Company has agreed to waive its repurchase right with respect to restricted stock awards for 82,976 shares of the Company’s common stock held by Mr. Calwell.
The Separation Agreement also includes, among other things, a general release in favor of the Company and its affiliates, a confirmation of Mr. Calwell’s confidentiality obligations, an extension of Mr. Calwell’s non-competition and non-solicitation obligations for a period of eighteen months following the Separation Date and customary mutual non-disparagement provisions.
The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants and agreements contained in the Separation Agreement, and is subject to and qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2017.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is filed with this report:

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
99.1	Press Release dated January 5, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAPA MURPHY’S HOLDINGS, INC.

By:	/s/ Mark Hutchens
	Name:	Mark Hutchens
	Title:	Chief Financial Officer

Date: January 5, 2017